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                                                                  EXHIBIT 12.06

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
           SUPPLEMENTAL COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                      FIXED CHARGES AND PREFERRED DIVIDENDS
                                   (Unaudited)

                                                                                            Six
                                                                                          Months
                                                                                           Ended
                                                                                         June 30,
                 Dollars in millions                                                       1997
                                                                                        ----------
             Earnings from continuing operations:
              Income from continuing operations before income taxes                     $   1,417
              Add fixed charges (see below)                                                 4,790
              Other adjustments                                                                 3
                                                                                        ---------
             Earnings as defined                                                        $   6,210
                                                                                        =========

             Fixed Charges from continuing operations and preferred dividends:
               Interest expense                                                         $   4,747
               Other adjustments                                                               43
                                                                                        ---------
             Fixed charges from continuing operations as defined                            4,790
             Preferred dividends
               (tax equivalent basis)                                                          48
                                                                                        ---------
             Combined fixed charges
              and preferred dividends                                                   $   4,838
                                                                                        =========

             Ratio of earnings to
              combined fixed charges
              and preferred dividends                                                        1.28
                                                                                        =========

             NOTES:
             The ratio of earnings to combined fixed charges from continuing operations and preferred dividends was calculated by dividing the sum of combined fixed charges and tax equivalent preferred dividends into the sum of income from continuing operations before income taxes and cumulative effect of change in accounting principles and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.

             The preferred stock dividend amounts represent the pretax earnings necessary to cover preferred dividends after adjusting for the effects of interest rate swaps, which effectively convert these fixed rate obligations into variable rate obligations.